Exhibit 11

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

(Amounts in thousands except, per share data)

	For the Three Months ended June 30,
	2010	2009
Numerator:
Net income available to common shareholders	$16,297	$28,222
Less adjustment for earnings and gains from discontinued operations	(12,490)	(16,586)
Less allocation to participating securities for basic EPS(1)	(95)	(231)

Numerator for basic earnings per share from continuing operations	$3,712	$11,405
Plus allocation to participating securities for diluted EPS(1)	1	(38)
Numerator for diluted earnings per share from continuing operations	$3,713	$11,367

Denominator:
Denominator for basic earnings per share—weighted average shares	61,280	51,765
Dilutive effect of stock based awards	710	—

Denominator for diluted earnings per share adjusted for weighted average shares and assumed conversion	61,990	51,765

Basic earnings per share from continuing operations	$0.06	$0.22
Basic earnings per share from discontinued operations	0.20	0.32

Basic earnings per share	$0.26	$0.54

Diluted earnings per share from continuing operations	$0.06	$0.22
Diluted earnings per share from discontinued operations	0.20	0.32

Diluted earnings per share	$0.26	$0.54

(1)	Adjustment to the numerators for diluted net income per share calculations when applying the two class method of calculating earnings per share.

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

(Amounts in thousands except, per share data)

	For the Six Months ended June 30,
	2010	2009
Numerator:
Net income available to common shareholders	$21,822	$41,215
Less adjustment for earnings and gains from discontinued operations	(13,744)	(19,319)
Less allocation to participating securities for basic EPS(1)	(116)	(326)

Numerator for basic earnings per share from continuing operations	$7,962	$21,570
Plus allocation to participating securities for diluted EPS(1)	—	(348)
Numerator for diluted earnings per share from continuing operations	$7,962	$21,222

Denominator:
Denominator for basic earnings per share—weighted average shares	58,985	51,505
Dilutive effect of stock based awards	145	—

Denominator for diluted earnings per share adjusted for weighted average shares and assumed conversion	59,130	51,505

Basic earnings per share from continuing operations	$0.14	$0.41
Basic earnings per share from discontinued operations	0.23	0.38

Basic earnings per share	$0.37	$0.79

Diluted earnings per share from continuing operations	$0.14	$0.41
Diluted earnings per share from discontinued operations	0.23	0.38

Diluted earnings per share	$0.37	$0.79

(1)	Adjustment to the numerators for diluted net income per share calculations when applying the two class method of calculating earnings per share.